Exhibit 4

AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT

This AMENDMENT (this “Amendment”) to the Stockholder Rights Agreement, dated as of October 25, 2007 (the “Agreement”), by and between Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent (“Rights Agent”), is made and entered into as of January 29, 2017. Capitalized terms used but not expressly defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, Section 25 of the Agreement provides that, as long as the Rights are then redeemable (which they are currently), the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement in any respect without the approval of any holders of Rights or Common Shares;

WHEREAS, on January 29, 2017, the Company implemented a holding company reorganization (the “Holding Company Reorganization”) pursuant to which, among other things, Ulta Beauty, Inc., a Delaware corporation (“Ulta Beauty”), replaced the Company as the publicly-traded entity and each outstanding share of common stock of the Company automatically converted into a share of the common stock of Ulta Beauty, having the same rights, powers and preferences, and qualifications, limitations and restrictions (accordingly, upon consummation of the Holding Company Reorganization, the Company’s then current stockholders became stockholders of Ulta Beauty); and

WHEREAS, in connection with, and as a result of, the Holding Company Reorganization, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the terms of the Agreement as set forth below and directs the Rights Agent to also execute this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Ulta Beauty and the Rights Agent hereby amend the Agreement as follows:

SECTION 1.    Amendment to Certain Definitions. All references in the Agreement to “Ulta Salon, Cosmetics & Fragrance, Inc.” shall be deleted and replaced with “Ulta Beauty, Inc.” As a result, among other things, the defined term the “Company” shall mean Ulta Beauty, Inc., the defined term “Common Shares” when used with reference to the Company shall mean the shares of common stock, par value $.01 per share, of Ulta Beauty, Inc. and the defined term “Preferred Shares” shall mean the Series A Junior Participating Preferred Stock of Ulta Beauty, Inc. having the rights, powers and preferences set forth in the Certificate of Designations of Series A Junior Participating Preferred Stock filed with the Delaware Secretary of State on December 16, 2016.

SECTION 2.    Legend in Section 3.3 of the Agreement. The stock certificate legend set forth in Section 3.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Agreement between Ulta Beauty, Inc. (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent, dated as of October 25, 2007, as amended as of January 29, 2017, and as the same may be further amended from time to time (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. As described in the Agreement, Rights which are owned by, transferred to or have been owned by Acquiring Persons or Associates or Affiliates thereof (as defined in the Agreement) shall become null and void and will no longer be transferable.

SECTION 3.    Ratification of Agreement; Effect of Amendment. Except to the extent expressly modified herein, all of the terms, covenants and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control. From and after the date of this Amendment, all references to the Agreement (whether in the Agreement, in this Amendment or otherwise) shall refer to the Agreement as amended by this Amendment.

SECTION 4.    Governing Law. This Amendment will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

SECTION 5.    Counterparts. This Amendment may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission, each of which will be deemed an original, but all of which together constitute one and the same instrument.

SECTION 6.    Headings. The headings contained in this Amendment are included for purposes of convenience only, and will not affect the meaning or interpretation of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:	/s/ Jodi J. Caro
Jodi J. Caro
General Counsel and Corporate Secretary

ULTA BEAUTY, INC.

By:	/s/ Jodi J. Caro
Jodi J. Caro
General Counsel and Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Jennifer Donovan
Jennifer Donovan
Senior Vice President, Regional Manager, Relationship Management

[Signature Page to Amendment to Stockholder Rights Agreement]